CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm as auditor of the Predecessor Fund in the Registration Statement on Form N-1A of the ALPS Series Trust and to the use of our report dated November 23, 2020 on the financial statements and financial highlights of Hillman Value Fund, a series of shares of beneficial interest in Hillman Capital Management Investment Trust (the “Predecessor Fund”). Such financial statements and financial highlights appear in the Predecessor Fund’s September 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 11, 2021